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                                                                  EXHIBIT 23.2

                        Consent of Deloitte & Touche LLP




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                              Deloitte & Touche LLP

         We consent to the incorporation by reference in this Registration Statement of Syntellect Inc. on Form S-8 of our report dated February 9, 1996, except as to Note 20 which is dated as of March 14, 1996, relating to the consolidated balance sheets of Pinnacle Investment Associates, Inc. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended (which are not presented separately therein) appearing in the Annual Report on Form 10-K of Syntellect Inc. for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in this Registration Statement.


 Deloitte & Touche LLP
 Atlanta, Georgia
 January 20, 1998